Exhibit 4.35

FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

This FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT, dated as of December 5, 2013 (this “Amendment”), is hereby entered into among Vodafone Group Plc, an English public limited company (“Vodafone”), Vodafone 4 Limited, an indirect wholly owned Subsidiary of Vodafone (“Seller”), and Verizon Communications Inc., a Delaware corporation (“Verizon”).

WHEREAS, the parties hereto are parties to that certain Stock Purchase Agreement, dated as of September 2, 2013 (the “Agreement”);

WHEREAS, Section 10.4 of the Agreement provides, among other things, that the Purchase Agreement may be amended by an agreement in writing executed by Vodafone, Seller and Verizon; and

WHEREAS, the parties hereto desire to amend the Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereby agree to amend the Agreement in the following manner:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. All capitalized terms used and not defined herein shall have the meanings given to such terms in the Agreement.

ARTICLE II

AMENDMENTS TO THE AGREEMENT

2.1 Definitions. Article I of the Agreement is hereby amended as follows:

(i) The defined term “New Vodafone Shares Admission” is hereby deleted.

(ii) The defined term “Scheme Closing” is hereby restated to read as follows:

““Scheme Closing” has the meaning set forth in Section 2.3.”

(iii) The defined term “Scheme Effective Date” is hereby restated to read as follows:

““Scheme Effective Date” means the date of the Scheme Closing.”

(iv) The defined term “Settlement Note” is hereby amended by (a) the addition of the word “substantially” immediately prior to the phrase “in the form appended as Exhibit B” and (b) the addition of the words “, with such changes as mutually agreed among the parties hereto” immediately after the phrase “in the form appended as Exhibit B”.

(v) The defined term “Vodafone B.V. Inc. Note” is hereby amended by (a) the addition of the word “substantially” immediately prior to the phrase “in the form appended as Exhibit E” and (b) the addition of the words “, with such changes as mutually agreed among the parties hereto” immediately after the phrase “in the form appended as Exhibit E”.

(vi) The defined term “Vodafone Reduction of Capital” is hereby restated to read as follows:

““Vodafone Reduction of Capital” means the following proposed reductions of capital of Vodafone under Chapter 10 of Part 17 of the Companies Act to be undertaken pursuant to the Vodafone Scheme, being (i) the reduction or cancellation of Vodafone’s share premium account; (ii) the cancellation of Vodafone’s capital redemption reserve; and (iii) the cancellation of the Vodafone Class B Shares, but subject always to Section 5.4(b).”

2.2 Scheme Closing. Section 2.3 of the Agreement is hereby restated to read as follows:

“Scheme Closing. Subject to the terms and conditions of this Agreement, (a) the closing (the “Scheme Closing”) of the Transaction in accordance with Section 2.4 shall occur immediately following (and on the date of) the satisfaction of the condition set forth in Section 7.1(b)(ii)(y) and (b) Vodafone shall use commercially reasonable efforts to cause to be satisfied the condition set forth in Section 7.1(b)(iii) on the date that the condition set forth in Section 7.1(b)(ii)(x) is satisfied (and, for the avoidance of doubt, Vodafone shall cause the condition set forth in Section 7.1(b)(iii) to be satisfied before the condition set forth in Section 7.1(b)(ii)(y) is satisfied), or, in the case of (a) or (b), at such other time as Verizon and Vodafone may agree in writing. For the avoidance of doubt, the Court Hearing shall not be held until all of the conditions set forth in Article VII have been satisfied (or, to the extent permitted by applicable Law, waived in a writing signed by the party for whose benefit the condition exists) other than the conditions set forth in Sections 7.1(b)(ii) and 7.1(b)(iii). The purchase and sale of the Transferred Shares in connection with the Scheme Closing shall take place immediately following (and on the date of) the satisfaction of the conditions set forth in Section 7.1(b)(ii)(y) at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY, or at such other place as Verizon and Vodafone may agree in writing. Upon the earlier of (i) the Scheme Longstop Date and (ii) the date on which the Vodafone Scheme lapses in accordance with its terms or is withdrawn, or as Verizon and Vodafone may otherwise agree in writing, this Section 2.3 shall be of no further force and effect.”

2.3 Vodafone Scheme Closing Deliverables. Section 2.4 of the Agreement is hereby amended by:

(i) Restating Section 2.4(a) to read as follows:

“(a) Distribution of Verizon Shares. At or promptly following the delivery (or, where the Court has so ordered, registration) of the order of the Court confirming the Vodafone Reduction of Capital to (or with) the UK Registrar of Companies, pursuant to and in accordance with the terms of the Vodafone Scheme, the Verizon Shares shall be distributed by or on behalf of Verizon to the Vodafone Shareholders in respect of their Vodafone Class B Shares or Vodafone Class C Shares, as applicable.”

(ii) Restating Section 2.4(b) to read as follows:

“(b) Payment of Cash Consideration. Payment of the Cash Consideration will be made at the Scheme Closing by wire transfer or intrabank transfer of immediately available funds to Seller or such other Person as Vodafone may direct to an account or accounts designated by Vodafone in writing, such designation to be made no later than the close of business on the third (3rd) Business Day prior to the Closing Date.”

(iii) Re-lettering Section 2.4(d) as Section 2.4(e) and replacing the reference therein to “Section 2.4(d)” with “Section 2.4(e)”.

(iv) Inserting a new Section 2.4(d), which is set forth in its entirety below:

“(d) Delivery of Reduction Order. At the Scheme Closing, Vodafone shall cause the order of the Court confirming the Vodafone Reduction of Capital to be delivered to the UK Registrar of Companies.”

2.4 Mix and Match and Free Dealing Facility.

(i) Verizon and Vodafone acknowledge and agree that they have discussed the possibility of offering a “mix and match” facility in accordance with the first sentence of Section 5.2(e) of the Agreement and have determined not to offer such a facility.

(ii) The second and third sentences of Section 5.2(e) of the Agreement are hereby deleted in their entirety and replaced as follows:

“Verizon shall (i) implement a free share dealing facility through one or more appropriate service providers, to enable individual Vodafone Shareholders resident in, or with a resident address in, the European Economic Area (other than Croatia) holding fewer than 50,000 Vodafone Ordinary Shares in certificated form to elect to cause the Verizon CDIs to which they are entitled to be sold on a stock exchange and to receive their cash proceeds in their default currency (EUR or GBP, in accordance with their current standing dividend mandate instructions) or, at their election, in USD, EUR or GBP (provided that, where such Vodafone Shareholder has previously made an election (through the relevant form of election) to receive his Cash Entitlement in one of such currencies, the proceeds of sales of Verizon CDIs under the dealing facility shall be paid in that same currency), such free share dealing facility to be provided for a period of six weeks from the Closing Date; provided, that Vodafone shall pay on demand to Verizon fifty percent (50%) of all costs and expenses incurred by Verizon in connection with the implementation of the free share dealing facility pursuant to this clause (i); and (ii) for a period of at least two (2) years following the Closing, implement such arrangements with one or more appropriate service providers (A) as may be reasonably necessary to enable uncertificated Vodafone Shareholders to hold Crest Depository Interests representing underlying Verizon Shares (“Verizon CDIs”) and (B) pursuant to which such appropriate service provider(s) will act as a corporate sponsored nominee and hold Verizon CDIs for the benefit of individual certificated Vodafone Shareholders resident in, or with a registered address in, the European Economic Area (other than Croatia) holding Vodafone Ordinary Shares in certificated form who receive Verizon Shares pursuant to this Agreement. Verizon will consult with Vodafone (each acting reasonably and in good faith) with a view to providing that the terms on which the

Verizon CDIs, corporate sponsored nominee service and free share dealing facility are provided are consistent with market practice for similar facilities in the UK-listed market, and the final terms will be described in the Vodafone Circular (and, where relevant, accompanying materials) and the Verizon UK Prospectus.”

2.5 Date of the Court Hearings. Section 5.3(a)(ix) is hereby amended by deleting the second proviso thereto in its entirety and replacing it as follows:

“provided, further, that without limiting any other provision of this Agreement, the hearing in respect of the confirmation by the Court of the Vodafone Reduction of Capital shall not be held on a Friday unless the Court Hearing also occurs on such Friday; and”

2.6 Restriction on Reorganization of Significant Subsidiaries. Section 5.17(b) of the Agreement is hereby deleted in its entirety and replaced as follows:

“(b) (i) merge or consolidate Verizon with any other Person or (ii) restructure, reorganize or completely or partially liquidate any of the Significant Subsidiaries of Verizon except, in the case of Significant Subsidiaries other than the Partnership or any Subsidiary of the Partnership that is a Significant Subsidiary (if any), in the ordinary course of business, it being understood that this clause (ii) shall not restrict the transfer or issuance of any equity or debt of a wholly owned Significant Subsidiary of Verizon to Verizon or any of its wholly owned Subsidiaries;”

2.7 Vodafone B.V. Inc. Section 5.20(a) of the Agreement is hereby deleted in its entirety and replaced as follows:

“(a) Verizon shall maintain the corporate existence of Vodafone B.V. Inc. for at least the two-year period beginning on the Closing Date and during such period shall (i) cause Vodafone B.V. Inc. to employ at least one individual to manage its finance operations, (ii) not prepay the principal balance of, or cause or permit Vodafone B.V. Inc. to transfer, the Settlement Note (which Verizon shall cause to be serviced in accordance with its terms) other than any prepayments permitted pursuant to the terms thereof, and (iii) cause Vodafone B.V. Inc. to maintain a balance of at least Two Hundred Fifty Million Dollars ($250,000,000) in cash, cash equivalents or third party investments.”

2.8 Tax Cooperation. Section 6.3(b) of the Agreement is hereby amended by replacing the references therein to “Section 2.6(b)(vi)” with “Section 2.6(b)(vii)”.

2.9 Mutual Conditions. Section 7.1 of the Agreement is hereby amended by:

(i)	Restating Section 7.1(b)(iii) to read as follows:

“(iii) The relevant order of the Court sanctioning the Vodafone Scheme shall have been delivered to the UK Registrar of Companies in accordance with applicable Law.”

(ii)	Restating Section 7.1(c) to read as follows:

“(c) Amendment to the Official List in Respect of New Vodafone Shares. Only with respect to the obligation to consummate the Vodafone Scheme:”

(iii) Restating Section 7.1(c)(i) to read as follows:

“(i) All necessary documents in relation to the amendment to the Official List for the New Vodafone Shares to trade on the LSE’s Main Market for listed securities shall have been supplied to the UKLA and the LSE.”

(iv) Restating Section 7.1(c)(ii) to read as follows:

“(ii) The UKLA shall have acknowledged to Vodafone or its agent (and such acknowledgement shall not have been withdrawn) that the application to amend the Official List in respect of the New Vodafone Shares has been approved and (after satisfaction of any conditions to which such approval is expressed to be subject) will become effective as soon as any such listing conditions shall have been satisfied.”

(v) Restating Section 7.1(c)(iii) to read as follows:

“(iii) The LSE shall have acknowledged to Vodafone or its agent (and such acknowledgement shall not have been withdrawn) that the New Vodafone Shares will be enabled to trade on the LSE’s Main Market for listed securities at the same time as the amendment to the Official List in respect of the New Vodafone Shares becomes effective.”

2.10 Omnitel Consideration. The parties hereto agree, on their own behalf and on behalf of VBIH and Vodafone Europe, that if the transactions contemplated by the Omnitel Purchase Agreement are consummated on the Closing Date, the obligations under Section 2.2(c)(i) of the Agreement and Section 3.2(c) of the Omnitel Purchase Agreement shall be satisfied in accordance with Schedule I hereto.

ARTICLE III

MISCELLANEOUS

3.1 Counterparts. This Amendment may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

3.2 Continuing Effect of the Agreement. This Amendment shall not constitute an amendment of any other provision of the Agreement not expressly referred to herein. The Agreement shall remain in full force and effect, and this Amendment shall be effective and binding upon Vodafone, Seller and Verizon upon execution and delivery by Vodafone, Seller and Verizon. From and after the date hereof, all references to the term “Agreement” in the Agreement shall be deemed to refer to the Agreement, as amended hereby.

3.3 Headings. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

3.4 Governing Law. This Amendment shall be governed and construed in accordance with the Laws of the State of New York, without regard to the conflicts of Law rules of such state that would result in the application of the Laws of any other jurisdiction.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date hereof.

VODAFONE GROUP PLC

By	/s/ Rosemary E.S. Martin
Name: Rosemary E.S. Martin
Title: Group General Counsel & Company Secretary

VODAFONE 4 LIMITED

By	/s/ Erik de Rijk
Name: Erik de Rijk
Title: Director

By	/s/ L.R.M. Kraan
Name: L.R.M. Kraan
Title: Company Secretary

[Signature Page – First Amendment to Stock Purchase Agreement]

VERIZON COMMUNICATIONS INC.

By	/s/ Lowell C. McAdam
Name: Lowell C. McAdam
Title: Chairman and Chief Executive Officer

[Signature Page – First Amendment to Stock Purchase Agreement]

SCHEDULE I

Omnitel Consideration Mechanics

If the transactions contemplated by the Omnitel Purchase Agreement are consummated on the Closing Date:

1.	Verizon’s obligation to pay the Omnitel Consideration Amount to Seller on the Closing Date pursuant to Section 2.4(e)(i)(A) of the Agreement shall be satisfied by issuance of a note by Verizon to Seller in the amount of the Omnitel Consideration Amount, having the terms set forth in Exhibit A hereto; and

2.	Vodafone Europe’s obligation to pay the Purchase Price (as defined in the Omnitel Purchase Agreement) to VBIH on the Closing Date pursuant to Section 3.2(c) of the Omnitel Purchase Agreement shall be satisfied by issuance of a note by Vodafone Europe to VBIH in the amount of the Omnitel Consideration Amount, having the terms set forth in Exhibit B hereto.

EXHIBIT A

Form of VCI Note

[Attached.]

EXHIBIT A

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EXEMPTION THEREFROM UNLESS MADE PURSUANT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS.

[•], 201[•] (the “Execution Date”)

New York, New York

PROMISSORY NOTE

For value received Verizon Communications Inc., a Delaware corporation (“Payor”), promises to pay to Vodafone 4 Limited (“Payee”), an indirect wholly owned subsidiary of Vodafone Group Plc (“Vodafone”), on or before the date that is one Business Day after the Execution Date (the “Maturity Date”) the amount of Three Billion Five Hundred Million Dollars ($3,500,000,000) (the “Principal Amount”) in accordance with the terms set forth below.

This Promissory Note is the note referred to in Paragraph 1 of Schedule I to the First Amendment to the Stock Purchase Agreement, dated as of December 5, 2013, among Vodafone, Payee and Payor.

As used in this Promissory Note, the term “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, Amsterdam, the Netherlands or London, United Kingdom are authorized or required by applicable law to close.

All payments under this Promissory Note due upon the Maturity Date shall be made in lawful money of the United States of America and in immediately available funds.

For the avoidance of doubt, no interest shall be payable on the Principal Amount under this Promissory Note, and the Principal Amount may be paid at any time prior to the Maturity Date without penalty.

Payor waives presentment, notice of dishonor, protest and any other formality with respect to this Promissory Note, to the fullest extent permitted by applicable law.

This Promissory Note shall be binding on Payor and its successors and permitted assigns and shall inure to the benefit of Payee and its successors and permitted assigns; provided that Payor may not delegate any obligations hereunder without the prior written consent of Payee and Payee may not assign or otherwise transfer all or any portion of this Promissory Note without the prior written consent of Payor.

This Promissory Note shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflicts of law rules of such state that would result in the application of the laws of any other jurisdiction.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS HEREOF, THE UNDERSIGNED HAS CAUSED THIS PROMISSORY NOTE TO BE DULY EXECUTED AS OF THE DATE FIRST WRITTEN ABOVE:

VERIZON COMMUNICATIONS INC.

By:
Title:
Date:

EXHIBIT B

Form of VEBV Note

[Attached.]

EXHIBIT B

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EXEMPTION THEREFROM UNLESS MADE PURSUANT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS.

[•], 201[•] (the “Execution Date”)

New York, New York

PROMISSORY NOTE

For value received Vodafone Europe B.V., a private company with limited liability incorporated under the laws of the Netherlands (“Payor”) and an indirect wholly owned subsidiary of Vodafone Group Plc (“Vodafone”), promises to pay to Verizon Business International Holding B.V., a private company with limited liability incorporated under the laws of the Netherlands (“Payee”) and a wholly owned subsidiary of Verizon Communications Inc. (“Verizon”), on or before the date that is one Business Day after the Execution Date (the “Maturity Date”) the amount of Three Billion Five Hundred Million Dollars ($3,500,000,000) (the “Principal Amount”) in accordance with the terms set forth below.

This Promissory Note is the note referred to in Paragraph 2 of Schedule I to the First Amendment to the Stock Purchase Agreement, dated as of December 5, 2013, among Verizon, Vodafone, and Vodafone 4 Limited, an indirect wholly owned subsidiary of Vodafone.

As used in this Promissory Note, the term “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, Amsterdam, the Netherlands or London, United Kingdom are authorized or required by applicable law to close.

All payments under this Promissory Note due upon the Maturity Date shall be made in lawful money of the United States of America and in immediately available funds.

For the avoidance of doubt, no interest shall be payable on the Principal Amount under this Promissory Note, and the Principal Amount may be paid at any time prior to the Maturity Date without penalty.

Payor waives presentment, notice of dishonor, protest and any other formality with respect to this Promissory Note, to the fullest extent permitted by applicable law.

This Promissory Note shall be binding on Payor and its successors and permitted assigns and shall inure to the benefit of Payee and its successors and permitted assigns; provided that Payor may not delegate any obligations hereunder without the prior written consent of Payee and Payee may not assign or otherwise transfer all or any portion of this Promissory Note without the prior written consent of Payor.

This Promissory Note shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflicts of law rules of such state that would result in the application of the laws of any other jurisdiction.

IN WITNESS HEREOF, THE UNDERSIGNED HAS CAUSED THIS PROMISSORY NOTE TO BE DULY EXECUTED AS OF THE DATE FIRST WRITTEN ABOVE:

VODAFONE EUROPE B.V.

By:
Title:
Date: